Exhibit (r)(3)

Composite Copy (Including 1940 Act Supplement)

CODE OF ETHICS

(EFFECTIVE: JANUARY 1, 2006)

I.              INTRODUCTION

Conducting ourselves in an ethical manner is a cornerstone of our business model. We greatly value our reputation for honesty and integrity and believe that this reputation is one of our competitive strengths.  Each of us should strive every day to ensure that our ethical values are conveyed through our contacts with colleagues, clients, business partners and competitors.  We will ultimately be judged not only by our results, but by the path we took to achieve them.  All of us have a responsibility to each other to act in a manner that demonstrates our commitment to the highest standards of integrity.

This Code of Ethics has been adopted to help us ensure that our high ethical standards are maintained and to preclude circumstances which may lead to or give the appearance of conflicts of interest, insider trading or unethical business conduct.    Adherence to the Code of Ethics, both in letter and in spirit, is fundamental and an absolute condition of employment.

The Code of Ethics can only provide guidelines.  It cannot address every circumstance in which we may be called upon to observe and practice sound business ethics.  Therefore, every Employee of GSO and every person who is supervised by an Employee of GSO is expected to conduct himself or herself with good judgment, question and report inappropriate business conduct or unethical behavior by others, and bring questions or concerns to the attention of the Chief Compliance Officer and the Chief Operating Officer.

A.            Availability of Code of Ethics, Certification

The Chief Compliance Officer shall provide a copy of this Code of Ethics, and any supplement, amendment or restatement of this Code of Ethics, either in paper or electronically, (i) to all current GSO Employees promptly following its adoption by GSO, and (ii) to any new GSO Employees promptly upon the commencement of association with GSO.  All GSO Employees are required to read this Code of Ethics (as supplemented, amended or restated, if applicable) and to certify of their having received, read and understood these materials.

B.            Other Applicable GSO Policies

In addition to this Code of Ethics, each GSO Employee is subject to the policies and procedures described in the Manual as well as the other Compliance Materials provided by Blackstone.

In addition to the Compliance Materials, you may, from time to time, receive (by email or other form of notice) copies of special regulatory or compliance notices or alerts.  Nothing contained in this Code of Ethics should be interpreted as relieving you from the obligation to act in accordance with such alerts or separate policies and procedures.

C.            Strict Adherence; Reporting Violations; Sanctions

Strict adherence to this Code of Ethics is the responsibility of each GSO Employee.

All GSO Employees, and any other persons subject to any provisions of this Code of Ethics must promptly report all violations and apparent violations of this Code of Ethics and the reporting obligations hereunder to the Chief Compliance Officer.

Upon discovering that a GSO Employee has not complied with any requirements of, or has otherwise breached, this Code of Ethics, GSO may impose such sanctions as they deem appropriate, including, among other things, disgorgement of profits, censure, suspension and/or termination of employment.  All material violations of requirements of this Code of Ethics and any sanctions imposed shall be promptly reported to senior management of GSO.

II.            STATEMENT OF STANDARDS OF BUSINESS CONDUCT

A.            Fair Dealing

GSO Employees should not take unfair advantage of any other party through fraud, manipulation, concealment, abuse of privileged information, misrepresentation or omission of material facts, or any other unfair practices. Every GSO Employee should endeavor to deal fairly with GSO’s clients, officers, Employees, suppliers, and competitors.

B.            General Fiduciary Duty

1.             As an investment adviser, GSO is a fiduciary and owes its clients an affirmative duty of utmost good faith, undivided loyalty, full and fair disclosure of all material facts, and an affirmative obligation to employ reasonable care to avoid misleading clients.  It is the duty of all GSO Employees to:

•                  Place the interests of clients first at all times;

•                  Conduct personal trading in a manner to avoid any potential or actual conflicts of interest or abuse of their fiduciary position of trust, loyalty and interest;

•                  Not take, directly or indirectly, inappropriate advantage of their positions or abuse their fiduciary position of trust, loyalty and interest; and

•                  Comply with all applicable federal securities laws.

2.             No GSO Employee shall utilize information concerning prospective or actual portfolio holdings or transactions in any manner which might prove detrimental to the interests of a client.

3.             No GSO Employee shall use his or her position for his or her personal benefit or attempt to cause a client to purchase, sell or hold a particular security when that action may reasonably be expected to create a personal benefit for such GSO Employee.

4.             This Code of Ethics applies to transactions in securities for personal accounts of GSO Employees and any other accounts in which they have any beneficial ownership or control.  It imposes certain investment restrictions and prohibitions and requires the reports identified herein.  If GSO Employees become aware of material non-public information or if a client is active in a specific security, some personnel may find themselves “frozen” in a position — e.g., unable to buy or sell.  Any losses in personal accounts resulting from the implementation of any portion of this Code of Ethics will be borne by such GSO Employee holding such account and will not be borne by GSO or its clients.

C.            Conflicts of Interest

While affirming its confidence in the integrity and good faith of all GSO Employees, GSO recognizes that certain Employees have or may have knowledge of present or future portfolio transactions and, in certain instances, the power to influence portfolio transactions made by clients.  Furthermore, if such individuals engage in personal securities transactions, these individuals could be in a position where their personal interests may conflict with the interests of clients.  Accordingly, this Code of Ethics is designed to prevent conduct that could create an actual or potential conflict of interest with any client.

You should avoid actual or apparent conflicts of interest — that is, any personal interest outside of GSO which could be placed ahead of your obligations to GSO and its clients.  Conflicts may exist even when no wrong is committed.  The opportunity to act improperly may be enough to create the appearance of a conflict.

Some examples of a potential conflict of interest include:

•                  owning a material financial interest in any GSO competitor or an entity that currently does business or is seeking to do business with GSO;

•                  performing services for, being employed by, serving on the board of directors, or serving as an officer of any such entity;

•                  investing in such a way that could compromise one’s ability to perform his or her duties to GSO; or

•                  having an immediate family member who engages in any of the activities identified in this code.

GSO recognizes and respects an Employee’s right of privacy concerning personal affairs, but requires full and timely disclosure of any situation which could result in a conflict of interest or even the appearance of a conflict.  Whether or not a conflict exists will be determined by the Chief Compliance Officer, not by the GSO Employee involved.

To reinforce our commitment to the avoidance of potential conflicts of interest, the following rules have been adopted:

1.             You may not act on behalf of GSO in connection with any transaction in which you have a personal interest.  You are expected to bring such personal interests to the attention of the Chief Compliance Officer, even when you may have already described the possibility of a conflict of interest if such disclosure was not in the context of a specific transaction.

2.             You may not, without prior approval, have a substantial interest in any outside business which, to your knowledge, is involved currently in a business transaction with GSO, or is engaged in businesses similar to any business engaged in by GSO.  A substantial interest includes any investment in the outside business involving an amount greater than 10 percent of your gross assets, or $10,000, if that amount is larger, or involving an ownership interest greater than 2 percent of the entity’s outstanding equity interests.

3.             You may not, without prior approval of the Chief Compliance Officer, engage in any transaction involving the purchase of products and/or services from GSO, except on the same terms and conditions as they are offered to the public.

4.             In addition to the foregoing general principles, the following specific business activity rules shall apply to all GSO Employees:

(a)                      Retention of Suppliers.  The choice of our suppliers must be based on quality, reliability, price, service and technical advantages.

(b)                     Gifts.  GSO Employees and their immediate families should not solicit, accept, retain or provide any gifts or favors which might influence decisions you or the recipient must make in business transactions involving GSO or which others might reasonably believe could influence those decisions.  Even a nominal gift should not be accepted if, to a reasonable observer, it might appear that the gift would influence your business decisions.

Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis.  Examples of such gifts are those received as normal business courtesies (e.g., a bottle of wine or tickets to a sporting game); non-cash gifts of nominal value (such as received at holiday time); and gifts received because of kinship, marriage or social relationships entirely beyond and apart from an organization in which membership or an official position is held.

In addition, entertainment (meaning generally that the person paying for the expense is present) may be accepted on an occasional basis if it would not reasonably be regarded by others as improper.  Examples of entertainment include an occasional meal or greens fees for a golf outing.  Generally, (a) no gift may be accepted or provided that exceeds $100 in value and (b) no entertainment may be accepted if you reasonably believe the cost will exceed $400 without prior approval from the Chief Compliance Officer.

If you have any questions regarding whether a gift or entertainment may be accepted or retained, you should contact the Chief Compliance Officer.

(c)                      Improper Payments — Kickbacks.  In the conduct of GSO’s business, no bribes, kickbacks or similar remuneration or consideration of any kind are to be given or offered to any individual or organization or to any intermediaries such as agents, attorneys or other consultants, for the purpose of influencing such individual or organization in obtaining or retaining business for, or directing business to, GSO.

(d)                     Books, Records and Accounts.   The integrity of the accounting records of GSO is essential.  All receipts and expenditures, including personal expense statements, must be supported by documents that accurately and properly describe such expenses.  Staff members responsible for approving expenditures or for keeping books, records and accounts for GSO are required to approve and record all expenditures and other entries based upon proper supporting documents so that the accounting records of GSO are maintained in reasonable detail and reflect accurately and fairly all transactions of GSO, including the disposition of its assets and liabilities.  The falsification of any book, record or account of GSO and the submission of any false personal expense statement, claim for reimbursement of a non-business personal expense, or false claim for an employee benefit plan payment are prohibited.

(e)                      Political Contributions.  As a result of certain requirements of our and our affiliates’ investors, GSO Employees must pre-clear any political contribution or donations with the Chief Compliance Officer and the Chief Legal Officer of Blackstone (clearance requests should be sent to the Chief Legal Officer of Blackstone at politicalcontributionsclearance@blackstone.com).

D.            Protection and Proper Use of Firm Assets

All GSO Employees should protect and safeguard GSO’s assets from harm. Theft, misappropriation or intentional destruction of GSO’s assets is in direct violation of our obligations to our clients, partners, Employees, and stakeholders. GSO’s assets should only be used for approved purposes.

III.           TREATMENT OF CONFIDENTIAL INFORMATION

As a result of your employment with GSO, you will have access to information that is not generally known to the public or to our industry (“confidential information”).  Employees of GSO must not disclose any confidential information entrusted to them by GSO, a client of GSO or any other partner or business counterparty of GSO, to any third party, except when disclosure is required by laws, regulations or legal proceedings; or when such disclosure is authorized by the Chief Operating Officer or the Chief Compliance Officer.  Further, GSO Employees should only use confidential information to further GSO’s business.

Confidential information may include, but is not limited to, information relating to proposed, ongoing or completed transactions of GSO, client information, client lists (past, present, or prospective), credit files, Investment Committee reviews, trade secrets, marketing plans, (including plans for trademarks, service marks and copyrighted materials), confidential financial information of GSO and business plans.

Whenever feasible, Employees should consult with the Chief Operating Officer or the Chief Compliance Officer if they believe they have a legal obligation to disclose confidential information.

Upon the termination of employment, or whenever GSO shall request, you shall deliver to GSO all confidential information in your possession or control, including all copies, or other reproductions, of the information.  GSO is entitled to obtain injunctive relief to prevent threatened and/or actual violations of your agreement not to disclose confidential information.

III.           Password Protection of Copyrighted Material

Employees should not make use of any passwords to a subscription account other than accounts for which they are the subscriber.  In addition, Employees should not share passwords to any accounts with anyone inside or outside the Firm.  This password sharing may violate intellectual property laws and, if engaged, could subject GSO to significant economic damages.

IV.           COMPLIANCE WITH FEDERAL SECURITIES LAWS

GSO’s activities must always be in full compliance with applicable client guidelines as well as all applicable laws and regulations.  It is GSO’s policy to be in strict compliance with the federal securities laws as well as all other laws and regulations that apply to our business.  For purposes of this Code of Ethics, the federal securities laws includes the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940 and Title V of the Gramm-Leach-Bliley Act and any rules adopted by the SEC under any of the foregoing statutes.

We recognize that some laws and regulations may be ambiguous and difficult to interpret.  A good faith effort to follow the spirit and intent of all laws is required by all GSO Employees.  To ensure compliance, GSO intends to educate its Employees on laws related to its activities which may include periodically issuing bulletins, manuals and memoranda.  GSO Employees are expected to read all such materials and be familiar with their contents.

V.            INSIDER TRADING

Section 204A of the Investment Advisers Act of 1940 requires investment advisers to establish, maintain and enforce policies and supervisory procedures designed to prevent the misuse of material non-public information by such an investment adviser or any associated person.  In accordance with such Section, GSO has established policies and procedures designed to detect and prevent insider trading.

VI.           PERSONAL TRADING POLICY

A.            Applicability

This Personal Trading Policy establishes rules of conduct for GSO Employees when conducting personal investment activities.  Each GSO Employee is required to observe the specific personal trading rules and requirements set forth herein.

You should ensure that you fully understand how this Personal Trading Policy applies to your activities.  If you have any questions, contact the Chief Compliance Officer.  Violations of this Personal Trading Policy may be grounds for disciplinary action, including dismissal and, where appropriate, referral to relevant government authorities and self-regulatory organizations.  Any circumvention of this Personal Trading Policy will be treated as a violation.

B.            Defined Terms

For purposes of this Personal Trading Policy, the following terms have the meanings indicated:

1.             “Automatic Investment Plan” means a program, including a dividend reinvestment plan, in which regular periodic purchases or withdrawals are made automatically in or from an Investment Account in accordance with a predetermined schedule and allocation.

2.             “Beneficial Ownership” means “beneficial ownership” as interpreted under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

A GSO Employee generally has Beneficial Ownership of Securities if the GSO Employee (directly or indirectly), through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the Securities.  The term “pecuniary interest” generally means the opportunity (directly or indirectly) to profit or share in any profit from a transaction in the Securities.  The following are examples of an “indirect pecuniary interest”:

•                  Securities held by members of the person’s immediate family sharing the same household (the term “immediate family” includes any child, grandchild, parent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, as well as adoptive and step relationships);

•                  A general partner’s proportionate interest in the portfolio securities held by a general or limited partnership;

•                  An interest in certain trusts; and

•                  A right to acquire equity Securities through the exercise or conversion of any derivative Security, whether or not presently exercisable.

A person who is a shareholder of a corporation or similar entity is not deemed to have a pecuniary interest in portfolio Securities held by the corporation or the entity and does not have or share investment control over the corporation’s or the entity’s portfolio.  The term “control” means the power to exercise a controlling influence over management or policies, unless the power is solely the result of an official position with the company.

3.             “GSO Employee” means any officer, director, partner or employee of GSO (or one of its affiliates on behalf of GSO), and any other person who provides investment advice on behalf of GSO and is subject to the supervision and control of GSO.

4.             “Initial Public Offering” or “IPO” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

5.             “Investment Account” means any brokerage, investment advisory, banking or other account through which a GSO Employee has or may acquire Beneficial Ownership of Securities.

6.             “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(6) thereof, or pursuant to Rules 504, 505 or 506 of Regulation D under the Securities Act of 1933.

7.             “Purchase” or “Sale” of a Security includes the writing of an option to purchase or sell the Security.

8.             “Reportable Security” means any security other than:

(a)           Direct obligations of the Government of the United States;

(b)                                 Banker acceptances, bank certificates of deposit, commercial paper and high quality short-term debt investments, including repurchase agreements;

(c)           Shares issued by registered money market funds;

(d)                                 Shares by registered open-end investment companies; and

(e)                                  Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end investment companies.

9.             “Security” means any security, including (i) a security issued by any collective investment vehicle or fund, (ii) an option to purchase or sell any security, (iii) a security that is convertible or exchangeable for another security, (iv) any other derivative interest relating to a security, and (v) for purposes of this Personal Trading Policy only, loans and loan participations; provided that “Security” shall not include commodities or foreign exchange contracts.

C.            Pre-Clearance Requirements

1.             Blackstone Securities.  All purchases and sales of Blackstone securities must be cleared through GSO’s personal trading request system described below.  Purchases and sales of securities will be subject to blackout periods where no trading will be permitted.  No shorting, options or hedging or derivatives on Blackstone stock will be approved for any reason.  All trading of Blackstone securities must be transacted through an account opened with Merrill Lynch.  Please contact the Chief Compliance Officer for details of opening such accounts.

2.             Pre-Clearance of Limited Offerings and IPO’s.  GSO Employees must pre-clear with the Chief Compliance Officer any transaction involving the direct or indirect acquisition of Beneficial Ownership in a Security in a Limited Offering or as part of an IPO as described in paragraph 3 below.  Consideration of requests for pre-clearance will take into account, among other factors, whether the investment opportunity should be reserved for a client, whether the opportunity is being offered to the GSO Employees (directly or indirectly) because of his or her position with or as a reward for past transactions and whether the investment creates, or may in the future create, a conflict of interest.

3.             Pre-Clearance of Other Securities Transactions.  Pre-clearance of all Securities Transactions is to be obtained from the Chief Compliance Officer by submitting a request by email and providing the following information: the legal name of the issuer, the ticker symbol, a description of the security (e.g. bonds, equity, etc.) and the size of the transaction.  GSO Employees must identify if such security is to be acquired in an initial public offering or private placement).  Pre-clearance will be denied if the proposed transaction involves an asset that is currently in any GSO Fund or portfolio, is contemplated by or would reasonably be expected to be considered by any GSO Fund or portfolio for investment, or in the opinion of the Chief Compliance Officer, creates the appearance of a potential conflict with the ongoing activities of GSO or its affiliates.

(a)                                  Pre-clearance will be evidenced by an email from the Chief Compliance Officer or his or her designee.

(b)                                 Pre-clearance is applicable to an order for the specific transaction placed in a specified period not to exceed one trading day i.e. — i.e., any day that the New York Stock Exchange is open (although actual execution time may exceed this period) such that the GSO Employee will generally have at least one full business trading day in which to effect the trade.  For example, if employees’ request is approved before the opening of the market on a Friday, they will have through the close of trading that day to make the requested trade.

(c)                                  Submission of a request from the GSO Employee will be deemed to evidence a representation that the GSO Employee is not aware that the execution of the requested transaction in the Security would violate this Code of Ethics, this Personal Trading Policy or GSO’s insider trading policy.

4.             Pre-Clearance of Managed Accounts.  Pre-clearance of all Investment Accounts over which a GSO Employee has no direct or indirect influence or control (i.e., an approved managed account) is to obtained from the Chief Compliance Officer with the following information: the name in which such account will be held (e.g., the employee’s name if applicable) and the financial institution at which such account is held.  Pre-clearance will be denied if the existence of such proposed managed account in the opinion of the Chief Compliance Officer, creates the appearance of a potential conflict with the ongoing activities of GSO or its affiliates.

5.             Exceptions to Pre-Clearance Requirements.  Pre-Clearance is not required for transactions involving unaffiliated third party mutual funds (excluding, for the avoidance of doubt, investments in The India Fund Inc. and The Asia Tigers Fund Inc., FS Investment Corporation, Blackstone / GSO Senior Floating Rate Term Fund, Blackstone / GSO Long-Short Credit Income Fund and Blackstone / GSO Floating Rate High Income Fund); investment grade rated municipal bonds; securities and derivatives on broad-based indices; US Treasury or agency obligations; and variable annuities.  Pre-clearance is required for transactions involving Exchange Traded Funds.

E.             Reporting and Other Compliance Procedures

1.             Duplicate Account Statements and Confirmations.  Each GSO Employee must arrange for the Chief Compliance Officer to receive, concurrently with the GSO Employee, duplicate copies of confirmations of all transactions in, and account statements with respect to, the GSO Employee’s Investment Accounts.  This requirement can generally be satisfied by providing for delivery of such duplicate confirmations and account statements to the Blackstone compliance department.

2.             Initial Holdings Report.  Within 10 days after the commencement of employment or other affiliation with GSO, a GSO Employee must report all of such GSO Employee’s current holdings of Reportable Securities and statement of managed accounts by promptly completing the response to Item 8 of Blackstone’s Acknowledgment and Disclosure Form, and returning it to the designated recipients.

Such report shall contain the following information as requested under Item 7 of Blackstone’s Acknowledgement and Disclosure Form (a “Securities Holding Report”) with respect to each Security, which information shall be current as of a date no more than 45 days prior to the date of commencement of employment or other affiliation:

•                  The title and type of Security, and, as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Security in which such GSO Employee has any direct or indirect Beneficial Ownership;

•                  The name of any broker, dealer or bank with which such  GSO Employee maintains an Investment Account in which any Securities are held for the GSO Employee’s direct or indirect benefit;

•                  a list of all Investment Accounts over which such GSO Employee has no direct or indirect influence or control (i.e., an approved managed account); and

•                  The date such GSO Employee submits the report.

As part of orientation for all new GSO Employees, the Chief Compliance Officer or his or her designee shall notify all new GSO Employees about the initial report requirements.  The Office Manager shall notify the Chief Compliance Officer of all new GSO Employees, including full-time consultants and long-term temporary workers and contractors on more than a three-month assignment.

3.             Annual Holdings Report.  Each year, each GSO Employee shall submit a Securities Holdings Report disclosing such GSO Employee’s current holdings of Reportable Securities.

4.             Quarterly Transaction Reporting.  Each GSO Employee shall submit to the Chief Compliance Officer within 30 days after the end of each calendar quarter, a Quarterly Transaction Report (a form of which is attached as Attachment A) disclosing the following information about each transaction in a Reportable Security in which such GSO Employee had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership during such quarter, other than transactions reported to the Chief Compliance Officer (or his designee) on a duplicate account statement or confirmation:

•                  The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount;

•                  The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•                  The price of the Security at which the transaction was effected;

•                  The name of the broker, dealer or bank with or through whom the transaction was effected; and

•                  The date the report is submitted.

The foregoing requirement can generally be satisfied by delivering the Quarterly Transaction Report to the Blackstone compliance department.

5.             Exceptions to Reporting Requirements.  Notwithstanding the foregoing,

(a)                      A GSO Employee shall not be required to submit a Securities Holdings Report with respect to Securities held in any Investment Account over which such GSO Employee has no direct or indirect influence or control (i.e., an approved managed account).

(b)                     A GSO Employee shall not be required to submit a Securities Holdings Report with respect to transactions involving unaffiliated third party mutual funds; investment grade rated municipal bonds; securities and derivatives on broad-based indices; US Treasury or agency obligations; and variable annuities.

F.             Compliance Monitoring and Supervisory Review

1.             The Chief Compliance Officer may exempt any transaction from one or more trading prohibitions in writing under limited circumstances if the transaction is not inconsistent with the purpose of this Personal Trading Policy and does not amount to a waiver of a fundamental request contained in the Code that has been adopted to meet applicable requirements under the Advisers Act.

2.             The Chief Compliance Officer shall report material issues under this Personal Trading Policy immediately to the Chief Operating Officer and GSO senior management.  At least annually, the Chief Compliance Officer shall prepare a written report to the GSO senior management, that:

•                  Describes issues that have arisen under this Personal Trading Policy since the last report, including, but not limited to, material violations of this Personal Trading Policy or procedures that implement this Personal Trading Policy and any sanctions imposed in response to those violations; and

•                  Certifies that GSO has adopted procedures reasonably necessary to prevent GSO Employees from violating this Personal Trading Policy.

G.            Sanctions

Upon discovering that a GSO Employee has not complied with the requirements of this Personal Trading Policy, GSO may, subject to applicable law or regulation, impose on that person whatever sanctions are deemed appropriate, including censure, fine, reversal of transactions, disgorgement of profits (by donation to a charity of GSO’s choice where permissible under applicable law), suspension, or termination of employment, and where appropriate, may make referral to relevant government authorities and self-regulatory organizations.

H.            Confidentiality

All information obtained from GSO’s Employees under this Personal Trading Policy shall be kept in strict confidence by GSO, except that personal trading information will be made available to any regulatory or self-regulatory organization to the extent required by applicable law or regulation or where referral is deemed appropriate.  To the extent permissible under applicable law or regulation, GSO may also make each GSO Employee’s information available to such person’s manager(s) and the Chief Operating Officer to consider the violations of this Personal Trading Policy.  To the extent required by applicable law, the sharing of such information will be subject to a data confidentiality agreement with the entity receiving such information.

I.              Further Information

Any questions regarding the Personal Trading Policy should be directed to the Chief Compliance Officer or his or her designee.

VII.         RECORD RETENTION

All GSO Employees must abide by the records retention schedule that is part of the Compliance Policy Manual.

VIII.        REPORTING ILLEGAL OR UNETHICAL BUSINESS BEHAVIOR

GSO Employees are encouraged to report violations of this Code of Ethics or other illegal or unethical behavior to their supervisor, the Chief Compliance Officer or the Chief Operating Officer.  GSO Employees are also encouraged to discuss situations that may present ethical issues with such persons.  GSO will endeavor to maintain the confidentiality of reported violations, subject to applicable law, regulation or legal proceedings.

GSO will not permit retaliation of any kind by, or on behalf of, GSO or any GSO Employee against any individual for making good faith reports of violations to this Code of Ethics.

IX.           RECORDKEEPING

The Chief Compliance Officer shall retain copies of this Code of Ethics, as supplemented, amended or restated from time to time, and all other book and records specified in Rules 204-2(a)(12) and (13) under the Advisers Act and Rule 17j-1 under the Investment Company Act, for the time periods specified therein.

XI.           EFFECTIVENESS

This updated Code of Ethics is effective as of January 1, 2010.

ATTACHMENT A

GSO EMPLOYEES –– QUARTERLY TRANSACTION REPORT

For the Quarter ended                                      20

The following is a record of every transaction in which I had, or by reason of which I acquired, Beneficial Ownership of a Reportable Security during the Quarter, other than transactions which were previously reported on a duplicate account statement or confirmation and reported to the Chief Compliance Officer.

Transaction Date	Issuer and Security Title	CUSIP or Exchange Ticker (if applicable)	Buy/Sell/Other	Number of Shares or Principal Amount	Interest Rate and Maturity Date (if applicable)	Price Per Unit	Transacting Broker, Dealer or Bank

Date Submitted	Signature

Please Print Your Name

PLEASE FILL IN ALL NECESSARY INFORMATION IN EVERY COLUMN.  IF MORE SPACE IS NEEDED, PLEASE ATTACH ADDITIONAL PAPER USING THE SAME FORMAT.

Note:  This report shall not be construed as an admission by me that I have acquired Beneficial Ownership of any of the Securities listed above.